Exhibit 5.2

March 30, 2017

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

One Dauch Drive
Detroit, Michigan 48211

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3ASR (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on or about March 30, 2017 by American Axle & Manufacturing Holdings, Inc., a Delaware corporation (“Holdings”), American Axle & Manufacturing, Inc., a Delaware corporation (“AAM, Inc.”), AAM  International Holdings, Inc., a Delaware corporation, AccuGear, Inc., a Delaware corporation, Alpha SPV I, Inc., a Delaware corporation, Auburn Hills Manufacturing, Inc., a Delaware corporation, Colfor Manufacturing, Inc., a Delaware corporation,  MSP Industries Corporation, a Michigan corporation and Oxford Forge, Inc., a Delaware corporation (collectively, the “Subsidiary Guarantors” and, together with Holdings and AAM, Inc.,  the “Registrants”).  The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Registrants of (i) shares of Holdings’ common stock, par value $0.01 per share (“Common Stock”), (ii) shares of Holdings’ preferred stock, par value $.01 per share (“Holdings Preferred Stock”), (iii) shares of AAM, Inc.’s preferred stock, par value $.01 per share (“AAM, Inc. Preferred Stock” and, together with the Holdings Preferred Stock, the “Preferred Stock”), (iv) debt securities of AAM, Inc. (“Debt Securities”), (v) guarantees of such Debt Securities by Holdings (“Holdings’ Guarantee”) and/or the Subsidiary Guarantors (“Subsidiary Guarantees” and, together with Holdings’ Guarantee, the “Guarantees”),  (vi) warrants to purchase Debt Securities (the “Debt Warrants”), (vi) warrants to purchase Common Stock (the “Common Stock Warrants”) and (vii) shares of Common Stock underlying the Common Stock Warrants (the “Warrant Shares”),  in each case, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”) and as shall be designated by the Registrants at the time of the applicable offering. The Common

Stock, the Preferred Stock, the Debt Securities, the Guarantees, the Debt Warrants and the Common Stock Warrants are hereinafter referred to, collectively, as the “Securities.”

The Debt Securities and the Guarantees will be issued pursuant to an indenture, dated as of November 3, 2011, among AAM, Inc., as issuer, Holdings, as guarantor, the Subsidiary Guarantors and U.S.  Bank National Association, as trustee (the “Trustee”), which has been filed as Exhibit 4.1 to the Form 8-K filed by Holdings on November 3, 2011, as amended by the First Supplemental Indenture, dated as of March 23, 2017 which has been filed as Exhibit 4.1 to the Form 8-K filed by Holdings on March 23, 2017 (collectively, the “Indenture”).

As General Counsel of Holdings and AAM, Inc., the direct parent company of each Subsidiary Guarantor, and Secretary of each Subsidiary Guarantor, I am familiar with the incorporation documents and bylaws of each Subsidiary Guarantor and with the affairs of each Subsidiary Guarantor.  In rendering the opinions set forth below, I have examined or caused to be examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express such opinions.  In rendering such opinions, I also have assumed that:

(i)                                     the Indenture has been duly authorized, executed and delivered by the Trustee; and

(ii)           prior to the offering and sale of Debt Securities, the respective officers of the Registrants duly authorized by each Registrant’s Board of Directors or a committee thereof will authorize by proper corporate action the terms of and the prices at which the Debt Securities (including the Guarantees endorsed thereon) are to be issued and sold pursuant to the terms of the Indenture.

With regard to the opinions set forth below, insofar as they relate to the Subsidiary Guarantees as valid, binding and enforceable obligations of each Subsidiary Guarantor, I have relied solely upon an opinion letter dated the date hereof from Shearman & Sterling LLP, New York, New York, with respect to all matters of New York law related thereto.  Based on the foregoing, and subject to the assumptions and qualifications set forth above, it is my opinion that the Subsidiary Guarantees, when duly executed by the Subsidiary Guarantors and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, will be legally issued and will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against each Subsidiary Guarantor in accordance with their terms and entitled to the benefits of the Indenture, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ David E. Barnes
David E. Barnes
General Counsel & Secretary

Signature Page to Opinion of General Counsel